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Exhibit 10.82

[LETTERHEAD]

April 28, 2008

David Jonathan Yi

Dear David:

        We are extremely pleased to confirm your offer of employment (the "Offer") with Commerce Energy, Inc. (the "Company"). The following is provided for your information:

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  Your title will be Chief Risk Officer.

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  You will report to Gregory L. Craig, Chairman and Chief Executive Officer.

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  Your office location will be in Costa Mesa, California located at 600 Anton Boulevard, Suite 2000, Costa Mesa, California 92626.

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  Your compensation will be $200,000 annually.

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  You will be eligible to participate in the Company's Executive bonus program.

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  You will be granted 50,000 stock options subject to the approval of the Compensation Committee. The Grant Date will be established by the Compensation Committee.

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  You will be eligible to participate in the Company's benefit plans on the first day of the month following two (2) months of employment. These benefits include medical, dental, vision, flexible spending account, disability benefit plans, life insurance, long-term disability, and the Employee Assistance Plan (EAP). These benefits are subject to the terms, conditions, limitations, and exclusions contained in the applicable plan documents and insurance policies.

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  You will also be eligible to participate in the Company's 401(k) plan (the "Plan") on the first day of the month following two (2) months of employment. The Plan matches $0.50 for each $1.00 you contribute, up to a maximum of 3% of your annual compensation.

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  You will receive four (4) weeks vacation.

        The Offer is contingent upon your satisfactory completion of a drug test and background check as well as our findings of satisfactory references.

        Your first day of employment will be April 28, 2008. New Employee Orientation will be conducted by the Human Resources Department. At that time, you will be expected to provide documentation of authorization to work in the United States. We have provided a copy of the "Lists of Acceptable Documents" for your information in preparation for your first day.

        As noted on the Employment Application form, employment with the Company is at the mutual consent of each employee and the Company. Accordingly, while the Company has every hope that employment relationships will be mutually beneficial and rewarding; employees and the Company retain the right to terminate the employment relationship at-will, at any time, with or without cause. Please note that no individual has the authority to make any contrary agreement or representation with the exception of the Chairman and Chief Executive Officer. The Chairman and Chief Executive Officer can do so only if it is done specifically in a written agreement that is signed by both the Chairman and Chief Executive Officer and the employee. Accordingly, this constitutes a final and fully binding integrated agreement with respect to the at-will nature of the employment relationship.

        In the event the Company terminates your employment within 12 months of your hire date and without Cause (as defined below); you will receive $50,000 (less necessary withholdings and authorized deductions). This payment will be made via a lump sum payment.

        The Company may terminate your employment at any time and without prior notice, written or otherwise, for Cause. As used in this context, "Cause" shall mean any of the following conduct by you:

(i) material breach of a Company policy or of a law, rule or regulation applicable to the Company or its operations; (ii) demonstrated and material neglect of duties, or failure or refusal to perform the material duties of your position; (iii) gross misconduct or dishonesty, self-dealing, fraud or similar conduct that the Board reasonably determines has caused, is causing or reasonably is likely to cause harm to the Company; or (iv) conviction of or plea of guilty or nolo contendere to any crime other than a traffic offense that is not punishable by a sentence of incarceration,

        The Offer of employment will remain in effect for five (5) business days following your receipt. If we do not hear from you within that timeframe, the Offer will no longer be valid. If you accept the Offer, please sign this letter and return it to the Company via US Mail or email:

Mail:
Betsy Webb
Commerce Energy
600 Anton, Suite 2000
Costa Mesa, California 92626

Email:
bwebb@commerceenergy.com.

We hope that you will view the Company as an outstanding organization and will accept the Offer. Please signify your acceptance of the terms set forth above by signing and dating this offer letter. We welcome you to the Company.

Sincerely,

By:	/s/ Michael J. Fallquist
Michael J. Fallquist Chief Operating Officer

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  Exhibit 10.82